Exhibit 99.1

Intellicheck Announces First Quarter Fiscal 2021 Financial Results

SaaS Revenue Grew 24% and Totaled $2,776,000

MELVILLE, NY – May 4, 2021 — Intellicheck, Inc. (Nasdaq: IDN), an industry leader in identification authentication solutions, today announced its financial results for the first quarter ended March 31, 2021. SaaS revenue for the first quarter ended March 31, 2021 grew 24% and totaled $2,776,000 versus $2,238,000 in the prior year comparable period. Total revenue for the same period decreased 8% to $2,863,000 versus $3,115,000 in the prior year comparable period due to fewer ancillary hardware sales during the quarter versus the prior year.

CEO Bryan Lewis said, “In addition to continued growth in our client base, we are seeing current clients employ a variety of new applications for our powerful identity platform. At the same time, we are rapidly advancing in the digital world by offering new and existing clients additional fraud indicators to add to the certainty of person-not-present transactions.”

Lewis continued, “Against the backdrop of surging identity theft and fraud, Intellicheck’s technology solutions continue to prove their value by demonstrating time and time again that we provide the most certainty in assuring the person on the other side of a transaction is who they say they are.”

Gross profit as a percentage of revenues was 92.3% for the three months ended March 31, 2021 versus 77.8% in the prior year comparable period. SaaS revenues represented 97% of total sales during the quarter.

Net loss for the three months ended March 31, 2021 was $1,060,000 or ($0.06) per diluted share versus net income of $27,000 or $0.00 per diluted share for the comparable prior year period. Non-cash expenses during the quarter included stock-based compensation primarily related to new hires that totaled $981,000.

Adjusted EBITDA (earnings before gains on debt forgiveness, interest and other income, income taxes, depreciation, amortization, stock-based compensation expense and certain non-recurring charges) was a loss of ($52,000) for the first quarter of 2021 as compared to positive $144,000 in the prior year comparable period. A reconciliation of adjusted EBITDA to net (loss) income is provided elsewhere in this release.

Cash at March 31, 2021 totaled $12.6 million and stockholders’ equity totaled $22.1 million at the end of the period.

The financial results reported today do not take into account any adjustments that may be required in connection with the completion of the Company’s review process and should be considered preliminary until Intellicheck files its Form 10-Q for the fiscal year ended March 31, 2021.

Conference Call Information

The Company will hold an earnings conference call on May 4 at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the earnings conference call, please dial 877-407-8037. For callers outside the U.S., please dial 201-689-8037.

A replay of the conference call will be available shortly after completion of the live event. To listen to the replay, please dial 877-660-6853 and use conference identification number 13718955. For callers outside the U.S., please dial 201-612-7415 and use conference identification number 13718955. The replay will be available beginning approximately two hours after the completion of the live event and will remain available until May 18, 2021.

INTELLICHECK, INC.

BALANCE SHEETS

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$12,611,616	$13,121,392
Accounts receivable, net of allowance of $42,974 at March 31, 2021 and December 31, 2020, respectively	2,267,700	2,119,861
Other current assets	555,943	340,718
Total current assets	15,435,259	15,581,971

PROPERTY AND EQUIPMENT, net	170,692	138,870
GOODWILL	8,101,661	8,101,661
INTANGIBLE ASSETS, net	456,346	482,591
OPERATING LEASE RIGHT-OF-USE ASSET	-	31,131
OTHER ASSETS	4,250	4,250
Total assets	$24,168,208	$24,340,474

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$256,243	$46,171
Accrued expenses	1,317,298	1,638,798
Operating lease liability, current portion	-	32,620
Deferred revenue, current portion	455,896	402,782
Total current liabilities	2,029,437	2,120,371

OTHER LIABILITIES:
Deferred revenue, long-term portion	6,763	8,662
Total liabilities	2,036,200	2,129,033

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock - $.001 par value; 40,000,000 shares authorized; 18,686,391 and 18,410,458 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	18,686	18,410
Additional paid-in capital	139,550,103	138,569,746
Accumulated deficit	(117,436,781)	(116,376,715)
Total stockholders’ equity	22,132,008	22,211,441

Total liabilities and stockholders’ equity	$24,168,208	$24,340,474

INTELLICHECK, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2021	2020

REVENUES	$2,862,541	$3,115,272
COST OF REVENUES	(220,728)	(692,884)
Gross profit	2,641,813	2,422,388

OPERATING EXPENSES
Selling, general and administrative	2,380,780	1,454,555
Research and development	1,336,241	943,299
Total operating expenses	3,717,021	2,397,854

(Loss) income from operations	(1,075,208)	24,534

OTHER INCOME
Gain on forgiveness of unsecured promissory note	10,000	-
Interest and other income	5,142	2,068
Total other income	15,142	2,068

Net (loss) income	$(1,060,066)	$26,602

PER SHARE INFORMATION
(Loss) income per common share -
Basic	$(0.06)	$0.00
Diluted	$(0.06)	$0.00

Weighted average common shares used in computing per share amounts -
Basic	18,515,550	16,153,549
Diluted	18,515,550	17,153,861

INTELLICHECK, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Three months ended March 31, 2021
			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity

BALANCE, December 31, 2020	18,410,458	$18,410	$138,569,746	$(116,376,715)	$22,211,441

Stock-based compensation expense	-	-	980,633	-	980,633
Exercise of stock options, net of cashless exercise of 58,122 shares	274,179	274	(274)	-	-
Issuance of shares for vested restricted stock grants	1,754	2	(2)	-	-
Net loss	-	-	-	(1,060,066)	(1,060,066)
BALANCE, March 31, 2021	18,686,391	$18,686	$139,550,103	$(117,436,781)	$22,132,008

	Three months ended March 31, 2020
			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity

BALANCE, December 31, 2019	16,041,650	$16,042	$128,668,583	$(116,935,112)	$11,749,513

Stock-based compensation expense	-	-	86,042	-	86,042
Exercise of warrants	50,000	50	109,950	-	110,000
Exercise of stock options, net of cashless exercise of 2,451 shares	115,307	115	125,172	-	125,287
Issuance of shares for vested restricted stock grants	2,670	3	(3)	-	-
Net income	-	-	-	26,602	26,602
BALANCE, March 31, 2020	16,209,627	$16,210	$128,989,744	$(116,908,510)	$12,097,444

INTELLICHECK, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended March 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,060,066)	$26,602
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	42,798	33,795
Stock-based compensation expense	980,633	86,042
Forgiveness of unsecured promissory note	(10,000)	-
Changes in assets and liabilities:
(Increase) in accounts receivable	(147,839)	(287,219)
(Increase) in other current assets	(215,225)	(38,851)
(Decrease) in accounts payable and accrued expenses	(112,917)	(321,941)
Increase in deferred revenue	51,215	40,915
Net cash used in operating activities	(471,401)	(460,657)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of software license	-	(100,000)
Purchases of property and equipment	(48,375)	(26,189)
Collection of note receivable	-	10,795
Net cash used in investing activities	(48,375)	(115,394)

CASH FLOWS FROM FINANCING ACTIVITIES:
Return of repayment on unsecured promissory note	10,000	-
Net proceeds from issuance of common stock from exercise of stock options	-	125,287
Proceeds from issuance of common stock from exercise of warrants	-	110,000
Net cash provided by financing activities	10,000	235,287

Net decrease in cash	(509,776)	(340,764)

CASH, beginning of period	13,121,392	3,350,853

CASH, end of period	$12,611,616	$3,010,089

Supplemental disclosure of noncash investing and financing activities:
Note payable for software license	$-	$300,000

Adjusted EBITDA

We use Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adjusting net (loss) income for certain reductions such gains on debt forgiveness and interest and other income and certain addbacks such as income taxes, impairments of long-lived assets and goodwill, depreciation, amortization and stock-based compensation expense. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing our financial results with other companies that also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as impairments of long-lived assets and goodwill, amortization, depreciation and stock-based compensation, as well as non-operating charges for interest and income taxes, investors can evaluate our operations and can compare the results on a more consistent basis to the results of other companies. In addition, Adjusted EBITDA is one of the primary measures management uses to monitor and evaluate financial and operating results.

We consider Adjusted EBITDA to be an important indicator of our operational strength and performance of our business and a useful measure of our historical operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes gains on debt forgiveness, interest and other income, impairments of long-lived assets and goodwill, stock-based compensation expense, all of which impact our profitability, as well as depreciation and amortization related to the use of long-term assets which benefit multiple periods. We believe that these limitations are compensated by providing Adjusted EBITDA only with GAAP net (loss) income and clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net (loss) income presented in accordance with GAAP. Adjusted EBITDA as defined by us may not be comparable with similarly named measures provided by other entities.

A reconciliation of GAAP net (loss) income to Non-GAAP Adjusted EBITDA follows:

	Three Months Ended
	March 31,
	2021	2020
Net (loss) income	$(1,060,066)	$26,602
Reconciling items:
Gain on forgiveness of unsecured promissory note	(10,000)	-
Interest and other income	(5,142)	(2,068)
Depreciation and amortization	42,798	33,795
Stock-based compensation expense	980,633	86,042
Adjusted EBITDA	$(51,777)	$144,371

Contact

Investor Relations: Gar Jackson (949) 873-2789

Media and Public Relations: Sharon Schultz (302) 539-3747

About Intellicheck Nasdaq: IDN

Intellicheck (Nasdaq: IDN) is a prominent technology company that is engaged in developing, integrating and marketing identity verification solutions to address challenges that include commercial retail and banking fraud prevention. Intellicheck’s products include ID Check®, a solution for preventing identity fraud across any industry delivered via smartphone, tablet, POS integration or other electronic devices. For more information on Intellicheck, visit us on the web and follow us on follow us on LinkedIn, Twitter, Facebook, and YouTube.

Safe Harbor Statement

Statements in this news release about Intellicheck’s future expectations, including: the advantages of our products, future demand for Intellicheck’s existing and future products, whether revenue and other financial metrics will improve in future periods, whether Intellicheck will be able to execute its turn-around plan or whether successful execution of the plan will result in increased revenues, whether sales of our products will continue at historic levels or increase, whether brand value and market awareness will grow, whether the Company can leverage existing partnerships or enter into new ones, whether there will be any impact on sales and revenues due to an epidemic, pandemic or other public health issue and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “sense”, “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would” are forward-looking statements within the meaning of the PSLRA. This statement is included for the express purpose of availing Intellicheck, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as: market acceptance of our products and the presently anticipated growth in the commercial adoption of our products and services; our ability to successfully transition pilot programs into formal commercial scale programs; continued adoption of our SaaS product offerings; changing levels of demand for our current and future products; our ability to reduce or maintain expenses while increasing sales; our ability to successfully expand the sales of our products and services into new areas including health care and auto dealerships; customer results achieved using our products in both the short and long term; success of future research and development activities; uncertainties around the duration and severity of the COVID-19 outbreak and its ultimate impact on our business and results of operations; our ability to successfully market and sell our products, any delays or difficulties in our supply chain coupled with the typically long sales and implementation cycle for our products; our ability to enforce our intellectual property rights; changes in laws and regulations applicable to the our products; our continued ability to access government-provided data; the risks inherent in doing business with the government including audits and contract cancellations; liability resulting from any security breaches or product failure, together with other risks detailed from time to time in our reports filed with the SEC. We do not assume any obligation to update the forward-looking information.